CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 24, 2011 relating to the financial statements and financial highlights which appear in the November 30, 2010 Annual Reports to Shareholders of the Stephens Small Cap Growth Fund and the Stephens Mid Cap Growth Fund, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the heading "Financial Highlights of the AB Funds" in such Registration Statement.

Tait, Weller & Baker LLP

/s/ Tait, Weller & Baker LLP

Philadelphia, Pennsylvania
November 9, 2011